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                         POUGHKEEPSIE SAVINGS BANK, FSB
       Employee Stock Ownership Plan - Voting Instructions to the Trustee

     The undersigned Employee Stock Ownership Plan ("ESOP") participant hereby revokes all prior voting directions and directs Fleet Bank, N.A., of Hartford, Connecticut, Trustee under the ESOP, to vote, as indicated below, the shares of common stock allocated to the account of the undersigned as of March 5, 1997, at the Bank's Annual Meeting of Stockholders on Wednesday, April 30, 1997, and at any adjournment thereof. The Trustee is authorized to vote, in its discretion, on such other business as may properly come before the meeting or any adjournment thereof. In the discretion of the Trustee, shares represented by these Voting Instructions may be voted cumulatively with respect to the election of the nominees named in Item 1 below.

     Please mark boxes in blue or black ink.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

        1. To elect three directors.
        Nominees to serve three-year terms expiring at the 2000 Annual Meeting FOR all nominees listed below (except as specified) |_| or WITHHOLD AUTHORITY to vote for all nominees listed below |_|

        Noel deCordova, Jr., Burton Gold and Henry C. Meagher

To withhold authority to vote for any individual nominee(s), write the name(s) here:

        2. To approve the formation of a new thrift holding company for the Bank by approving an Agreement and Plan of Reorganization pursuant to which (a) the Bank will, subject to necessary approvals, become a wholly-owned subsidiary of a recently-formed Delaware corporation known as "Poughkeepsie Financial Corp." (the "Company") and (b) each outstanding share of common stock of the Bank will become, by operation of law, one share of common stock of the Company.

                  FOR |_|           AGAINST |_|              ABSTAIN |_|

        3. To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants of the Bank for the year ending December 31, 1997.

                  FOR |_|           AGAINST |_|              ABSTAIN |_|

          (Continued, and to be signed and dated on the reverse side.)

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(Continued from other side)

THIS VOTING INSTRUCTION CARD IS SOLICITED BY THE BOARD OF DIRECTORS OF THE BANK. It will be voted as instructed by the participant. If no choice is specified for a certain proposal or if your voting instruction card is not returned, the Trustee will vote your allocated shares in its discretion in accordance with its various fiduciary responsibilities. The Trustee will also vote any unallocated ESOP shares in its discretion in accordance with its various fiduciary responsibilities. In exercising its discretion, the Trustee will consider
Section 7.8 of the ESOP which provides that allocated shares with respect to which no instructions are given and all unallocated shares are to be voted in the same proportion as the shares for which signed voting instruction cards are received by the Trustee.

                                  DATE:___________________________________, 1997
                                       (Important-please fill in date)

                                  ______________________________________________
                                                Signature

     Signature must agree with the name as printed immediately to the left. Please return this Voting Instruction Card to Fleet Bank, N.A., 1 Constitution Plaza, CTHMM12D, Hartford, Connecticut 06115.

     Please complete, sign, date and return promptly this Voting Instruction Card in the enclosed stamped return envelope.